Exhibit 99.1

TradeUP Acquisition Corp. Announces Pricing of $40 Million Initial Public Offering

NEW YORK, July 14, 2021 /PRNewswire/ -- TradeUp Acquisition Corp. (NASDAQ: UPTDU, the "Company") announced today the pricing of its initial public offering of 4,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market ("NASDAQ") and trade under the ticker symbol "UPTDU" beginning on July 15, 2021. Each unit issued in the IPO consists of one share of common stock and half of one redeemable warrant, with each whole warrant exercisable to purchase one whole share of common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on NASDAQ under the symbols "UPTD," and "UPTDW," respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 600,000 units at the IPO price to cover over-allotments, if any.

The offering is expected to close on July 19, 2021, subject to customary closing conditions.

US Tiger Securities, Inc. is acting as the lead book running manager in the offering. EF Hutton, division of Benchmark Investments, LLC and R.F. Lafferty & Co., Inc. are acting as joint book running manager. R.F. Lafferty & Co.,Inc. is also acting as qualified independent underwriter.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission ("SEC") and became effective on July 14, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting US Tiger Securities, Inc., 437 Madison Avenue, 27th Floor, New York, New York 10022; email: IB@ustigersecurities.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TradeUP Acquisition Corp.

TradeUP Acquisition Corp. is a newly organized blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any business combination target and have not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus a search for a target business in the technology industry.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering or exercise of the underwriter's over-allotment option, are subject to risks and uncertainties, which could cause actual results to differ from the forward- looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

SOURCE TradeUP Acquisition Corp.